Exhibit 99

Pall Corporation Reports Fourth Quarter and Full Year Results

Port Washington, NY (September 14, 2011) -- Pall Corporation (NYSE:PLL) today reported financial results for the fourth quarter and fiscal year ended July 31, 2011.

Fourth Quarter Sales and Earnings Overview

Fourth quarter sales were $780.4 million, a 15.0% gain over last year. Sales in local currency ("LC") increased 6.2%. Foreign currency translation increased reported sales by 8.8%.

Diluted earnings per share (“EPS”) were $0.82, compared to $0.46 last year. Pro forma EPS were $0.76 (excluding restructuring and other charges and items impacting interest and provision for income taxes: “Discrete Items”). This compares to $0.72 last year, for an increase of about 6%. The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS by $0.08 in the quarter.

Commenting on the quarter, Eric Krasnoff, CEO and President, said, “As previously announced, fourth quarter sales increased 6% in LC, with growth in all markets. While sales volume in both businesses met our expectations, profitability in Pall Industrial did not. The end result is that fourth quarter earnings fell short of the Company’s expectations.

“We are pleased that the IRS concluded its audits of fiscal years 1999 through 2005. The quarter reflects the benefits of reversing approximately $27 million of previously recorded tax-related liabilities. Moreover, this settlement substantially eliminates the uncertainty of penalties to which the Company may be subject.”

Full Year Sales and Earnings Overview

For the full year, sales were $2.74 billion, a 14.1% increase over fiscal year 2010. Sales in LC increased 10.9%. Foreign currency translation increased reported sales in the year by 3.2%.

Diluted EPS were $2.67, compared to $2.03 for the same period last year. Pro forma EPS, excluding Discrete Items, were $2.77, an increase of almost 31% compared to $2.12 a year earlier. The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS by $0.13.

Mr. Krasnoff said, “Fiscal year 2011 sales increased 11% in LC in both Life Sciences and Industrial with solid contributions from all markets.

“BioPharmaceuticals led the growth in the year, with sales increasing almost 16%. Sales in Microelectronics grew over 14%, and Aeropower grew more than 11%. Sales in the Food & Beverage and Energy & Water markets increased in the high single digit range, while the Medical market grew about 5%.

“On a geographic basis, sales in both Industrial and Life Sciences grew in all regions. The Western Hemisphere was strongest with sales increasing 16%. Europe grew over 9% and Asia over 7%. Excluding Japan, sales in Asia increased about 11%.

“At year end, total backlog for Pall Corporation was up almost 15% in LC.

“Gross margin was on par with fiscal year 2010 at about 50%. SG&A, as a percentage of sales, reduced 110 basis points to 29.7%. This resulted in operating margin of 17.2%.”

Life Sciences – Fourth Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE
Sales:	JUL. 31, 2011	JUL. 31, 2010	CHANGE	IN LC
BioPharmaceuticals	$199,865	$167,478	19.3	9.3
Medical	115,687	103,666	11.6	4.6
Food & Beverage	77,810	64,293	21.0	10.0
Total Life Sciences segment	$393,362	$335,437	17.3	7.9

Gross profit	$210,167	$174,096
% of sales	53.4	51.9
Operating profit	$91,691	$73,760
% of sales	23.3	22.0

BioPharmaceuticals: Sales in Pharmaceuticals increased 9%, with almost 12% growth in consumables. Sales in all geographies grew, led by Europe, the largest part of the market for Pall, with more than a 12% increase.

Medical: Blood Filtration sales increased 7% led by growth in Europe. Medical OEM sales grew 3%.

Food & Beverage: Growth in all geographies was strong, driven by new products and applications and emerging markets.

Life Sciences gross margin improved 150 basis points, while SG&A held steady at about 26% of sales. As a result, operating margin improved by 130 basis points to 23.3%. Operating profit was $91.7 million, an increase of 24%, over last year.

Industrial – Fourth Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE
Sales:	JUL. 31, 2011	JUL. 31, 2010	CHANGE	IN LC
Energy & Water	$171,277	$148,297	15.5	7.2
Aeropower	128,638	118,684	8.4	1.1
Microelectronics	87,122	76,192	14.3	4.6
Total Industrial segment	$387,037	$343,173	12.8	4.5

Gross profit	$167,331	$163,991
% of sales	43.2	47.8
Operating profit	$51,907	$70,074
% of sales	13.4	20.4

Energy & Water: Sales in Fuels & Chemicals increased almost 27% with capital spending in all geographies fueling growth. All sectors of the market contributed to the results in the quarter.

Power Generation sales decreased 2% on weakness in the fossil fuel and turbo-machinery markets in Europe and lower sales to wind turbine OEMs in Asia.

Municipal Water sales decreased almost 20% reflecting timing of shipments. Sales for the full year increased over 8% as U.S. municipalities continue to move to comply with environmental regulations.

Aeropower: Overall, sales in Aerospace increased about 2%. Commercial Aerospace sales increased 4% with growth in all geographies. Military Aerospace sales were flat in the quarter with the backlog up almost 36% in LC.

Machinery & Equipment sales were flat due to timing of shipments. The mining, primary metals and OEM markets remain strong.

Microelectronics: Fourth quarter sales reflect continued global strength in semiconductor chip production and weaker demand among U.S. OEMs.

Industrial gross margin decreased 460 basis points to 43.2% primarily related to the mix and profitability of systems and capital goods. Commodity-based inflation and SG&A were also a headwind to operating margin in the quarter. Industrial’s operating margin declined to 13.4%, while operating profit decreased 26% to $51.9 million.

Conclusion/Outlook

For fiscal 2012, we expect pro forma EPS to range from $3.07 to $3.32 per share. This guidance reflects an estimated $0.02 benefit from foreign currency translation and excludes the impact of plans that we expect may generate Discrete Items. A reconciliation of the pro forma to GAAP EPS range is attached.

Conference Call

On Thursday, September 15, 2011, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.7 billion for fiscal 2011, is an S&P 500 company with more than 10,000 employees serving customers worldwide. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this report contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for fiscal year 2011 are preliminary until the Company's Form 10-K is filed with the Securities and Exchange Commission on or before September 29, 2011.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I–Item 1A.–Risk Factors in the 2010 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including; the impact of legislative, regulatory and political developments globally; the impact of the uncertain global economic environment; the extent to which adverse economic conditions may affect our sales volume and results; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; our ability to develop and commercialize new technologies, enforce patents and protect proprietary products and manufacturing techniques; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices; delays or cancellations in shipments; our ability to obtain regulatory approval or market acceptance of new technologies; our ability to successfully complete our business improvement initiatives, which include supply chain enhancements and integrating and upgrading our information systems; the effect of a serious disruption in our information systems; fluctuations in our effective tax rate; volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us; increase in costs of manufacturing and operating costs; our ability to achieve and sustain the savings anticipated from cost reduction and gross margin improvement initiatives; our ability to attract and retain management talent; the impact of pricing and other actions by competitors; the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; the effect of the restrictive covenants in our debt facilities; and our ability to successfully complete or integrate any acquisitions. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations. Reconciliations of the non-GAAP financial measures used throughout this report to the most directly comparable GAAP measures appear in this report and are also available on Pall’s website at www.pall.com/investor.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	JULY 31, 2011	JULY 31, 2010
Assets:

Cash and cash equivalents	$557,766	$498,563
Accounts receivable	646,769	566,499
Inventories	444,842	415,046
Other current assets	159,831	222,651
Total current assets	1,809,208	1,702,759

Property, plant and equipment	794,599	706,435
Other assets	628,609	590,018
Total assets	$3,232,416	$2,999,212

Liabilities and Stockholders' Equity:

Short-term debt	$215,468	$42,028
Accounts payable, income taxes and other current liabilities	574,539	595,177
Total current liabilities	790,007	637,205

Long-term debt	491,954	741,353
Deferred taxes and other non-current liabilities	460,634	438,304
Total liabilities	1,742,595	1,816,862

Stockholders' equity	1,489,821	1,182,350
Total liabilities and stockholders' equity	$3,232,416	$2,999,212

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2011	JUL. 31, 2010	JUL. 31, 2011	JUL. 31, 2010
Net sales	$780,399	$678,610	$2,740,916	$2,401,932
Cost of sales	402,901	340,523	1,368,399	1,195,830
Gross profit	377,498	338,087	1,372,517	1,206,102
% of sales	48.4%	49.8%	50.1%	50.2%
Selling, general and administrative expenses	224,463	188,963	813,446	739,936
% of sales	28.8%	27.8%	29.7%	30.8%
Research and development	24,807	20,070	86,805	74,944
Earnings before restructuring and other charges,
net ("ROTC"), interest expense, net, loss on
extinguishment of debt and income taxes	128,228	129,054	472,266	391,222
% of sales	16.4%	19.0%	17.2%	16.3%
ROTC (b)	19,920	11,005	33,841	17,664
Interest expense, net (a)	(273)	7,982	18,903	14,324
Loss on extinguishment of debt (c)	-	31,513	-	31,513
Earnings before income taxes	108,581	78,554	419,522	327,721
Provision for income taxes (a)	11,227	23,599	104,026	86,473
Net earnings	$97,354	$54,955	$315,496	$241,248

Earnings per share:
Basic	$0.84	$0.47	$2.71	$2.05
Diluted	$0.82	$0.46	$2.67	$2.03

Average shares outstanding:
Basic	116,544	116,814	116,521	117,437
Diluted	118,249	118,345	118,266	118,846

Net earnings as reported	$97,354	$54,955	$315,496	$241,248
Discrete items:
Tax adjustments (a)	(18,990)	3,012	(10,581)	(11,176)
Interest adjustments, after pro forma
tax effect (a)	(3,413)	(231)	(3,413)	(9,804)
ROTC, after pro forma tax effect (b)	14,739	6,970	26,152	11,074
Note redemption related costs, after pro forma
tax effect (c)	-	21,041	-	21,041
Total discrete items	(7,664)	30,792	12,158	11,135
Pro forma earnings	$89,690	$85,747	$327,654	$252,383

Diluted earnings per share as reported	$0.82	$0.46	$2.67	$2.03
Discrete items:
Tax adjustments (a)	(0.16)	0.03	(0.09)	(0.09)
Interest adjustments, after pro forma
tax effect (a)	(0.03)	(0.00)	(0.03)	(0.08)
ROTC, after pro forma tax effect (b)	0.13	0.06	0.22	0.09
Note redemption related costs, after pro forma
tax effect (c)	-	0.17	-	0.17
Total discrete items	(0.06)	0.26	0.10	0.09
Pro forma diluted earnings per share	$0.76	$0.72	$2.77	$2.12

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) Interest expense, net, and provision for income taxes in the quarter ended July 31, 2011 includes the reversal of accrued interest of $6,184 ($3,413 after pro forma tax effect of $2,771) and income taxes payable of $18,990, respectively. These items principally relate to the resolution of a U.S. tax audit that increased net earnings by $27,496 partly offset by the tax cost of repatriation of foreign earnings.

Provision for income taxes in the year ended July 31, 2011 also includes a charge of $8,409 related to tax costs associated with the establishment of the Company's Asian Headquarters in Singapore.

Provision for income taxes in the quarter ended July 31, 2010 includes a charge of $3,012 primarily related to tax costs associated with the establishment of the Company's European Life Sciences Headquarters.

Interest expense, net, and provision for income taxes in the year ended July 31, 2010 also includes the reversal of accrued interest of $11,780 ($9,804 after pro forma tax effect of $1,976) and income taxes payable of $14,188, respectively. These items principally related to the resolution of foreign tax audits and expiring foreign statutes of limitation for assessment related to uncertain tax positions.

(b) ROTC in the quarter and year ended July 31, 2011, included in Discrete Items, of $19,920 ($14,739 after pro forma tax effect of $5,181) and $33,841 ($26,152 after pro forma tax effect of $7,689), respectively, primarily includes costs related to the Company's cost reduction initiatives, certain employment contract obligations and an increase to environmental reserves.

ROTC in the quarter and year ended July 31, 2010, included in Discrete Items, of $11,005 ($6,970 after pro forma tax effect of $4,035) and $17,092 ($11,074 after pro forma tax effect of $6,018), respectively, primarily includes severance and other costs related to the Company's cost reduction and reorganization initiatives.

(c) In the fourth quarter and the year ended July 31, 2010, the Company redeemed its $280,000 6.00% Senior Notes due in fiscal year 2013. Costs of $32,875 ($21,041 after pro forma tax effect of $11,834), include the loss on extinguishment of debt (comprised of a redemption premium and the write-off of deferred financing costs related to the origination of the notes) and incremental interest expense incurred during the redemption period.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	YEAR ENDED
	JUL. 31, 2011	JUL. 31, 2010
Net cash provided by operating activities	$429,987	$377,860

Investing activities:

Acquisitions, net of cash acquired	-	(8,984)
Capital expenditures	(160,771)	(136,313)
Other	(15,770)	(23,437)
Net cash used by investing activities	(176,541)	(168,734)

Financing activities:

Dividends paid	(77,641)	(71,284)
Notes payable and long-term (repayments) / borrowings	(88,743)	58,599
Redemption premium on notes	-	(28,268)
Financing costs on new debt	-	(6,311)
Purchase of treasury stock	(149,907)	(99,999)
Other	73,106	26,600
Net cash used by financing activities	(243,185)	(120,663)

Cash flow for period	10,261	88,463
Cash and cash equivalents at beginning of year	498,563	414,011
Effect of exchange rate changes on cash	48,942	(3,911)
Cash and cash equivalents at end of period	$557,766	$498,563

Free cash flow:
Net cash provided by operating activities	$429,987	$377,860
Less capital expenditures	160,771	136,313
Free cash flow	$269,216	$241,547

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2011	JUL. 31, 2010	JUL. 31, 2011	JUL. 31, 2010
Life Sciences
Sales	$393,362	$335,437	$1,407,863	$1,237,835
Cost of sales	183,195	161,341	646,502	569,097
Gross profit	210,167	174,096	761,361	668,738
% of sales	53.4%	51.9%	54.1%	54.0%

Selling, general and administrative expenses	103,179	87,269	368,408	340,628
% of sales	26.2%	26.0%	26.2%	27.5%
Research and development	15,297	13,067	55,353	48,021
Operating profit	$91,691	$73,760	$337,600	$280,089
% of sales	23.3%	22.0%	24.0%	22.6%

Industrial
Sales	$387,037	$343,173	$1,333,053	$1,164,097
Cost of sales	219,706	179,182	721,897	626,733
Gross profit	167,331	163,991	611,156	537,364
% of sales	43.2%	47.8%	45.8%	46.2%

Selling, general and administrative expenses	105,914	86,914	383,913	345,897
% of sales	27.4%	25.3%	28.8%	29.7%
Research and development	9,510	7,003	31,452	26,923
Operating profit	$51,907	$70,074	$195,791	$164,544
% of sales	13.4%	20.4%	14.7%	14.1%

CONSOLIDATED:
Operating profit	$143,598	$143,834	$533,391	$444,633
General corporate expenses	15,370	14,780	61,125	53,411
Earnings before ROTC, interest expense, net and
income taxes	128,228	129,054	472,266	391,222
ROTC	19,920	11,005	33,841	17,664
Interest expense, net	(273)	7,982	18,903	14,324
Loss on extinguishment of debt	-	31,513	-	31,513
Earnings before income taxes	$108,581	$78,554	$419,522	$327,721

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FOURTH QUARTER ENDED	JUL. 31, 2011	JUL. 31, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$199,865	$167,478	19.3	$16,865	9.3
Medical	115,687	103,666	11.6	7,276	4.6
Food & Beverage	77,810	64,293	21.0	7,118	10.0
Total Life Sciences	$393,362	$335,437	17.3	$31,259	7.9

By Geography:
Western Hemisphere	$130,896	$123,809	5.7	$474	5.3
Europe	186,436	148,213	25.8	23,429	10.0
Asia	76,030	63,415	19.9	7,356	8.3
Total Life Sciences	$393,362	$335,437	17.3	$31,259	7.9

Industrial
By Market:
Energy & Water	$171,277	$148,297	15.5	$12,309	7.2
Aeropower	128,638	118,684	8.4	8,698	1.1
Microelectronics	87,122	76,192	14.3	7,435	4.6
Total Industrial	$387,037	$343,173	12.8	$28,442	4.5

By Geography:
Western Hemisphere	$116,542	$117,321	(0.7)	$715	(1.3)
Europe	118,550	94,107	26.0	13,603	11.5
Asia	151,945	131,745	15.3	14,124	4.6
Total Industrial	$387,037	$343,173	12.8	$28,442	4.5

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
YEAR ENDED	JUL. 31, 2011	JUL. 31, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$738,010	$620,279	19.0	$20,688	15.6
Medical	424,268	399,507	6.2	6,929	4.5
Food & Beverage	245,585	218,049	12.6	6,556	9.6
Total Life Sciences	$1,407,863	$1,237,835	13.7	$34,173	11.0

By Geography:
Western Hemisphere	$482,619	$430,285	12.2	$1,045	11.9
Europe	665,093	595,719	11.6	14,177	9.3
Asia	260,151	211,831	22.8	18,951	13.9
Total Life Sciences	$1,407,863	$1,237,835	13.7	$34,173	11.0

Industrial
By Market:
Energy & Water	$537,307	$479,866	12.0	$15,924	8.7
Aeropower	474,972	418,203	13.6	9,450	11.3
Microelectronics	320,774	266,028	20.6	16,781	14.3
Total Industrial	$1,333,053	$1,164,097	14.5	$42,155	10.9

By Geography:
Western Hemisphere	$434,490	$359,076	21.0	$1,737	20.5
Europe	389,982	350,233	11.3	6,783	9.4
Asia	508,581	454,788	11.8	33,635	4.4
Total Industrial	$1,333,053	$1,164,097	14.5	$42,155	10.9

PALL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FULL FISCAL YEAR 2012 GUIDANCE

	EPS
	Low End	High End
Guidance range	$2.82	$3.07
ROTC, after pro forma tax effect (a)	0.25	0.25
Pro forma guidance range	$3.07	$3.32

(a) represents the midpoint of the range of expected ROTC of $30-$40 million, net of pro forma tax effect of $6.2 million, calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

# # #

Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com